Exhibit 99.1

Lands' End Announces First Quarter Fiscal 2021 Results

Net Revenue grew 48.1%; Global eCommerce grew revenue 44.4%, compared to the same period last year

Net Income of $2.6 million, compared to a Net loss of $20.6 million in the same period last year

Adjusted EBITDA increases $34.1 million to $22.5 million compared to the same period last year

Raises Fiscal 2021 Outlook

DODGEVILLE, Wis., June 2, 2021 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ: LE) today announced financial results for the first quarter ended April 30, 2021.

Fiscal First Quarter Financial Highlights:

•

For the first quarter, net revenue was $321.3 million, an increase of 48.1% from $217.0 million in the first quarter of fiscal 2020 and an increase of 22.4% from $262.4 million in the first quarter of fiscal 2019.

◦

Global eCommerce net revenue was $260.0 million, an increase of 44.4% from $180.0 million in the first quarter of fiscal 2020 and an increase of 25.5% from $207.2 million in the first quarter of fiscal 2019. Compared to the first quarter of last year, U.S. eCommerce increased 46.6% and International eCommerce grew 37.0%.

◦

Outfitters net revenue was $40.7 million, an increase of 27.9% from $31.8 million in the first quarter of fiscal 2020 and a decrease of 5.6% from $43.1 million in the first quarter of fiscal 2019.  Compared to the first quarter last year, the increase was driven by stronger demand within the Company’s travel-related national accounts and school uniform customers.

◦

Third Party net revenue, which includes sales on third-party marketplaces and U.S. wholesale revenues, was $11.8 million in the first quarter compared to $1.5 million in the first quarter last year.  The $10.3 million increase was attributed to the launch of Lands’ End product on Kohls.com and at 150 Kohl’s retail locations in third quarter 2020.

•

Gross margin was 46.0%, expanding approximately 260 basis points compared to 43.4% in the first quarter of fiscal 2020 and approximately 30 basis points compared to 45.7% in the first quarter of fiscal 2019. The Gross margin increase was primarily due to merchandise margin expansion in the U.S. eCommerce channel driven by improved promotional strategies and continued use of analytics, offset by increased shipping costs and surcharges as well as higher sales mix from the lower-margin Third Party channel.

•

Selling and administrative expenses increased $19.7 million to $125.5 million or 39.1% of net revenue, compared to $105.8 million or 48.8% of net revenue, in the first quarter of last year.  The increase in expense is due to COVID-19 related actions to reduce operating expenses and structural costs taken in first quarter of fiscal 2020.  The approximately 970 basis point decrease was due to leverage from higher sales, slightly offset by increased digital marketing expenses. This was also an approximately 540 basis point improvement compared with the first quarter of 2019 despite the higher digital marketing expenses.

•

Net income was $2.6 million or $0.08 per diluted share, as compared to net loss of $20.6 million or ($0.64) per diluted share in the first quarter of fiscal 2020 and net loss of $6.8 million or ($0.21) per diluted share in the first quarter of fiscal 2019.

•

Adjusted EBITDA was $22.5 million in the first quarter of fiscal 2021, an increase of $34.1 million compared to a loss of $11.6 million in the first quarter of fiscal 2020 and an increase of $19.5 million compared to earnings of $3.0 million in the first quarter of fiscal 2019.

Jerome Griffith, Chief Executive Officer, stated, “We are extremely pleased with our first quarter results, which exceeded our expectations and illustrate the sustained momentum in our business. Our Global eCommerce business is stronger than ever as we continued to execute our digitally led product and marketing strategies while the recovery in Outfitters is occurring at a faster pace than we expected. In addition to the better than expected revenue growth in the quarter, through gross margin expansion and effective cost controls, we delivered a $34.1 million improvement in Adjusted EBITDA, as we continued to focus on driving profitability. We believe we have a strong foundation in place and an expanding total addressable market, and I am extremely excited for our significant opportunities that lie ahead.”

Fiscal First Quarter Business Highlights:

•	Total Global eCommerce customer file expanded by 27% with 71% growth in new customers.
•	Recovery in Outfitters business exceeded expectations led by travel-related national accounts and school uniform customers.
•	Data analytics drove higher merchandise margin through price optimization and inventory management.
•	The number of brands available on Lands’ End Marketplace continued to grow, expanding customer reach.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $36.2 million as of April 30, 2021, compared to $59.1 million as of May 1, 2020.

Net cash used in operations was $38.7 million for the 13 weeks ended April 30, 2021, compared to $80.2 million for the 13 weeks ended May 1, 2020.

Inventories, net, were $394.3 million as of April 30, 2021, and $383.2 million as of May 1, 2020.

As of April 30, 2021, the Company had $80.0 million of borrowings and $178.1 million of availability under its asset-based senior secured credit facility. Additionally, as of April 30, 2021, the Company had $268.1 million of Term Loan Facility debt.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We are very pleased with the strong first quarter results as we continue to focus on profitable growth and maintaining a healthy balance sheet. As we look ahead, we are very confident with our ability to execute our long-term growth strategies given the continued momentum in our global eCommerce business and faster-than-expected recovery in our Outfitters business. Using the strong foundation we have put in place, we will continue to use a data-driven approach as we focus on driving long-term profitable growth.”

For the second quarter of fiscal 2021 the Company now expects:

•	Net revenue to be between $345.0 million and $355.0 million.
•	Net income to be between $1.5 million and $4.0 million, and diluted earnings per share to be between $0.05 and $0.12.
•	Adjusted EBITDA in the range of $20.0 million to $23.0 million.

For fiscal 2021 the Company now expects:

•	Net revenue to be between $1.61 billion and $1.65 billion.
•	Net income to be between $27.5 million and $34.0 million, and diluted earnings per share to be between $0.84 and $1.04.
•	Adjusted EBITDA in the range of $114.0 million to $122.0 million.
•	Capital Expenditures of approximately $26.0 million.

Conference Call

The Company will host a conference call on Wednesday, June 2, 2021, at 8:30 a.m. ET to review its first quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. Operating out of America’s heartland, we believe our vision and values make a strong connection with our core customers. We offer products online at www.landsend.com, on third party online marketplaces and through our own Company Operated stores, as well as, third-party retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of the sustained momentum in its business and the strength of its global eCommerce business; the Company’s assessment of its ability to continue to execute, and the expected results of its long-term growth strategies; the pace of recovery of the Outfitters business; the Company’s continued focus on driving profitability; the Company’s focus on profitable growth and maintaining a healthy balance sheet and driving long-term profitable growth; the Company’s belief of an expanding total addressable market and significant future opportunities; and the Company’s outlook and expectations as to net revenue, net income, earnings per share and Adjusted EBITDA for the second quarter of fiscal 2021 and for the full year of fiscal 2021 and capital expenditures for fiscal 2021. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers' use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s relationship with Kohl’s may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal shareholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands' End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	April 30, 2021	May 1, 2020	January 29, 2021*
ASSETS
Current assets
Cash and cash equivalents	$36,181	$59,134	$33,933
Restricted cash	2,327	1,953	1,861
Accounts receivable, net	41,350	35,381	37,574
Inventories, net	394,287	383,163	382,106
Prepaid expenses and other current assets	36,527	46,221	40,356
Total current assets	510,672	525,852	495,830
Property and equipment, net	139,991	155,511	145,288
Operating lease right-of-use asset	34,258	38,621	35,475
Goodwill	106,700	106,700	106,700
Intangible asset, net	257,000	257,000	257,000
Other assets	4,056	4,651	5,215
TOTAL ASSETS	$1,052,677	$1,088,335	$1,045,508
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current borrowings on ABL Facility	$—	$75,000	$—
Current portion of long-term debt	13,750	382,858	13,750
Accounts payable	105,597	101,445	134,007
Lease liability - current	4,962	5,867	5,183
Other current liabilities	145,206	82,904	161,982
Total current liabilities	269,515	648,074	314,922
Long-term borrowings on ABL Facility	80,000	—	25,000
Long-term debt, net	242,790	—	245,632
Lease liability - long-term	36,693	41,388	37,811
Deferred tax liabilities	47,441	65,446	47,346
Other liabilities	6,085	5,529	5,094
TOTAL LIABILITIES	682,524	760,437	675,805
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,977, 32,596 and 32,614, respectively	330	326	326
Additional paid-in capital	366,868	362,072	369,372
Retained earnings (accumulated deficit)	13,865	(20,253)	11,226
Accumulated other comprehensive loss	(10,910)	(14,247)	(11,221)
TOTAL STOCKHOLDERS' EQUITY	370,153	327,898	369,703
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,052,677	$1,088,335	$1,045,508

*Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2021.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
(in thousands, except per share data)	April 30, 2021	May 1, 2020
Net revenue	$321,297	$217,008
Cost of sales (excluding depreciation and amortization)	173,560	122,853
Gross profit	147,737	94,155

Selling and administrative	125,522	105,796
Depreciation and amortization	9,904	8,786
Other operating expense, net	443	4,285
Operating income (loss)	11,868	(24,712)
Interest expense	9,060	5,311
Other income, net	(167)	(173)
Income (loss) before income taxes	2,975	(29,850)
Income tax expense (benefit)	336	(9,207)
NET INCOME (LOSS)	$2,639	$(20,643)
NET INCOME (LOSS) PER COMMON SHARE
Basic:	$0.08	$(0.64)
Diluted:	$0.08	$(0.64)

Basic weighted average common shares outstanding	32,769	32,448
Diluted weighted average common shares outstanding	33,712	32,448

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA metric.  Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods, as well as the basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes several important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 13 weeks ended May 1, 2020 we excluded the impact of the non-cash write-down of certain goodwill and long-lived assets.
◦	For the 13 weeks ended April 30, 2021 we excluded amortization of transaction related costs associated with Third Party channel.
◦

For the 13 weeks ended April 30, 2021 and May 1, 2020 we excluded the impacts of loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended
	April 30, 2021		May 1, 2020
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net income (loss)	$2,639	0.8%	$(20,643)	(9.5)%
Income tax expense (benefit)	336	0.1%	(9,207)	(4.2)%
Other income, net	(167)	0.0%	(173)	(0.1)%
Interest expense	9,060	2.8%	5,311	2.4%
Operating income (loss)	11,868	3.7%	(24,712)	(11.4)%
Depreciation and amortization	9,904	3.1%	8,786	4.0%
Goodwill and long-lived asset impairment	—	—%	3,444	1.6%
Other	250	0.1%	—	—%
Loss on property and equipment	443	0.1%	842	0.4%
Adjusted EBITDA	$22,465	7.0%	$(11,640)	(5.4)%

Second Quarter Fiscal 2021 Guidance	13 Weeks Ended
(in millions)	July 30, 2021
Net income	$1.5	—	$4.0
Depreciation, interest, other income, taxes and other adjustments	18.5	—	19.0
Adjusted EBITDA	$20.0	—	$23.0

Fiscal 2021 Guidance	52 Weeks Ended
(in millions)	January 28, 2022
Net income	$27.5	—	$34.0
Depreciation, interest, other income, taxes and other adjustments	86.5	—	88.0
Adjusted EBITDA	$114.0	—	$122.0

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
(in thousands)	April 30, 2021	May 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,639	$(20,643)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,904	8,786
Amortization of debt issuance costs	775	429
Loss on property and equipment	443	842
Stock-based compensation	2,513	1,828
Deferred income taxes	8	8,132
Goodwill impairment	—	3,300
Other	276	821
Change in operating assets and liabilities:
Accounts receivable	(3,915)	15,568
Inventories	(11,932)	(8,502)
Accounts payable	(28,545)	(54,084)
Other operating assets	4,820	(8,666)
Other operating liabilities	(15,688)	(28,009)
Net cash used in operating activities	(38,702)	(80,198)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,942)	(10,789)
Net cash used in investing activities	(4,942)	(10,789)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	75,000	75,000
Payments of borrowings under ABL Facility	(20,000)	—
Principal payments on long-term debt, net	(3,438)	(1,288)
Payments of employee withholding taxes on share-based compensation	(5,013)	(410)
Payment of debt-issuance costs	(35)	—
Net cash provided by financing activities	46,514	73,302
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(156)	(525)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,714	(18,210)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	35,794	79,297
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$38,508	$61,087
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,227	$4,707
Income taxes paid, net of refunds	$(5,152)	$(1,210)
Interest paid	$7,911	$4,667
Lease liabilities arising from obtaining Operating lease right-of-use assets	$—	$3,074